For Release: Immediate	NEWS	Contact: Mark A. Featherstone Vice President and Chief Financial Officer 610-832-4160

QUAKER CHEMICAL ANNOUNCES RECORD QUARTERLY SALES
AND SIGNIFICANTLY IMPROVED EARNINGS FOR FIRST QUARTER 2007

May 1, 2007

CONSHOHOCKEN, PA - Quaker Chemical Corporation (NYSE:KWR) today announced record quarterly sales for the first quarter 2007 of $124.9 million and net income of $3.5 million, a sales increase of 13.7%, and a net income increase of 39%, compared to the first quarter 2006. Earnings per share increased to $0.35 per diluted share from $0.26 per diluted share for the first quarter 2006.

First Quarter 2007 Summary

Net sales for the first quarter were $124.9 million, compared to $109.8 for the first quarter of 2006. The increase in net sales was primarily attributable to a combination of higher sales prices and volume growth. Volume growth was mainly attributable to double digit sales growth in China and higher revenue related to the Company’s CMS channel. Foreign exchange rate translation also increased revenues by approximately 4% for the first quarter of 2007, compared to the same period in 2006. Selling price increases were realized across all regions and market segments, in part, as an ongoing effort to offset higher raw material costs. CMS revenues were higher due to additional CMS accounts and the renewal and restructuring of several of the Company’s CMS contracts.

Gross margin as a percentage of sales was 30.9% for the first quarter of 2007, compared to 29.6% for the first quarter of 2006. Higher selling prices and additional contribution from the Company’s CMS channel helped improve margins. On a sequential basis, however, the first quarter 2007 gross margin percentage was below the fourth quarter 2006 gross margin percentage of 32.3%, as higher CMS service revenues, which include revenues from third-party product sales to CMS accounts, have lower gross margin percentages than traditional product sales. This change in sales mix decreased gross margin as a percentage of sales by approximately 1.5 percentage points compared to the fourth quarter of 2006.

Selling, general and administrative expenses for the quarter increased $4.6 million, as compared to the first quarter of 2006. Foreign exchange rate translation accounted for approximately $1.0 million of the increase over the first quarter of 2006. Also negatively affecting the comparison with the prior year is a pension gain of $0.9 million recorded in the first quarter of 2006 due to a legislative change. The remainder of the increase was due to continued planned spending in higher growth areas, primarily China, higher commissions as a result of higher sales, and increased incentive compensation as a result of higher earnings.

The increase in other income was the result of higher foreign exchange rate losses recorded in the prior year. The increase in net interest expense is attributable to higher average borrowings and higher interest rates.

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The Company’s effective tax rate was 32.9% for the first quarter of 2007, compared to 36.2% for the first quarter of 2006. The decrease in the effective tax rate was primarily attributable to a shifting of income to lower rate tax jurisdictions, which was offset in part by the Company’s first quarter 2007 adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”).

Balance Sheet and Cash Flow Items

The Company’s net debt has increased from December 31, 2006, primarily to fund working capital needs driven by higher sales late in the quarter and the start-up of a new operation in China. The Company’s net debt-to-total capital ratio was 43% at March 31, 2007, compared to 40% at December 31, 2006.

In connection with the adoption of FIN 48, the Company recorded a non-cash charge to shareholders’ equity of $5.5 million, which negatively impacted the Company’s net debt-to-total capital ratio by approximately 1 percentage point.

Ronald J. Naples, Chairman and Chief Executive Officer, commented, “We had a fine first quarter resulting from increased contributions from strategic initiatives such as Asia/Pacific growth and CMS, as well as our continued actions on the pricing front. Virtually worldwide, we had solid results in the first quarter. Even though sequential quarterly gross margin percentage slipped a bit, due primarily to sales mix, we were able to achieve higher gross margin in dollar terms even as raw material costs ran considerably ahead of last year. This flowed from business expansion efforts and, importantly, from our work with customers to recognize the value we deliver as well as our cost realities. We continue to invest where we think we can get growth and feel good about our long-term future and the prospects of continuing earnings improvement in 2007.”

Quaker Chemical Corporation is a leading global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries - including steel, automotive, mining, aerospace, tube and pipe, coatings, and construction materials. Our products, technical solutions, and chemical management services enhance our customers' processes, improve their product quality, and lower their costs. Quaker's headquarters is located near Philadelphia in Conshohocken, Pennsylvania.

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company’s demand is largely derived from the demand for its customers’ products, which subjects the Company to downturns in a customer’s business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001. Other factors could also adversely affect us. Therefore, we caution you not to place undue reliance on our forward-looking statements. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

As previously announced, Quaker Chemical’s investor conference call to discuss first quarter results is scheduled for May 2, 2007 at 2:30 p.m. (ET). Access the conference by calling 877-269-7756 or visit Quaker’s Web site at www.quakerchem.com for a live webcast.

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Quaker Chemical Corporation
Condensed Consolidated Statement of Income
(Dollars in thousands, except per share data and share amounts)

	(Unaudited)
	Three Months ended March 31,
	2007	2006

Net sales	$124,891	$109,816

Cost of goods sold	86,345	77,331

Gross margin	38,546	32,485
%	30.9%	29.6%

Selling, general and administrative	31,919	27,362

Operating income	6,627	5,123
%	5.3%	4.7%

Other income, net	327	128
Interest expense, net	(1,350)	(965)
Income before taxes	5,604	4,286

Taxes on income	1,844	1,553
	3,760	2,733

Equity in net income of associated companies	125	113
Minority interest in net income of subsidiaries	(348)	(304)

Net income (loss)	$3,537	$2,542
%	2.8%	2.3%

Per share data:
Net income - basic	$0.36	$0.26
Net income - diluted	$0.35	$0.26

Shares Outstanding:
Basic	9,907,683	9,723,432
Diluted	10,024,905	9,816,149

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Quaker Chemical Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands, except par value and share amounts)

	(Unaudited)
	March 31,	December 31,
	2007	2006
ASSETS

Current assets
Cash and cash equivalents	$10,787	$16,062
Accounts receivable, net	118,834	107,340
Inventories, net	55,420	51,984
Prepaid expenses and other current assets	12,213	10,855
Total current assets	197,254	186,241

Property, plant and equipment, net	61,464	60,927
Goodwill	40,235	38,740
Other intangible assets, net	8,046	8,330
Investments in associated companies	6,840	7,044
Deferred income taxes	33,197	28,573
Other assets	27,083	27,527
Total assets	$374,119	$357,382

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings and current portion of long-term debt	$3,702	$4,950
Accounts and other payables	64,404	56,345
Accrued compensation	8,987	15,225
Other current liabilities	15,480	13,659
Total current liabilities	92,573	90,179
Long-term debt	90,535	85,237
Deferred income taxes	5,493	5,317
Other non-current liabilities	71,139	61,783
Total liabilities	259,740	242,516

Minority interest in equity of subsidiaries	4,154	4,035

Shareholders' equity
Common stock, $1 par value; authorized 30,000,000 shares; issued 10,083,434 shares	10,083	9,926
Capital in excess of par value	7,380	5,466
Retained earnings	110,365	114,498
Accumulated other comprehensive loss	(17,603)	(19,059)
Total shareholders' equity	110,225	110,831
Total liabilities and shareholders' equity	$374,119	$357,382

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Quaker Chemical Corporation
Condensed Consolidated Statement of Cash Flows
For the Three Months ended March 31,
(Dollars in thousands)

	(Unaudited)
	2007	2006
Cash flows from operating activities
Net income	$3,537	2,542
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	2,719	2,495
Amortization	339	351
Equity in net income of associated companies, net of dividends	44	92
Minority interest in earnings of subsidiaries	348	304
Deferred income tax	361	(361)
Deferred compensation and other, net	267	(184)
Stock-based compensation	262	171
(Gain) Loss on disposal of property, plant and equipment	5	-
Insurance settlement realized	(265)	(72)
Pension and other postretirement benefits	(869)	(1,865)
Increase (decrease) in cash from changes in current assets and current liabilities, net of acquisitions:
Accounts receivable	(10,633)	(6,425)
Inventories	(3,019)	(3,696)
Prepaid expenses and other current assets	(873)	(2,330)
Accounts payable and accrued liabilities	2,749	245
Change in restructuring liabilities	—	(2,912)
Net cash used in operating activities	(5,028)	(11,645)

Cash flows from investing activities
Capital expenditures	(2,721)	(1,655)
Payments related to acquisitions	(1,000)	(1,000)
Insurance settlement received and interest earned	143	75
Change in restricted cash, net	122	(3)
Net cash used in investing activities	(3,456)	(2,583)

Cash flows from financing activities
Net (decrease) increase in short-term borrowings	(1,262)	(2,504)
Proceeds from long-term debt	5,277	12,340
Repayments of long-term debt	(225)	(233)
Dividends paid	(2,137)	(2,090)
Stock options exercised, other	1,809	101
Distributions to minority shareholders	(270)	(350)
Net cash provided by financing activities	3,192	7,264

Effect of exchange rate changes on cash	17	448
Net decrease in cash and cash equivalents	(5,275)	(6,516)
Cash and cash equivalents at the beginning of the period	16,062	16,121
Cash and cash equivalents at the end of the period	$10,787	$9,605